Filed Pursuant to Rule 433

Registration Number 333-190160

£750,000,000
2.750% Notes Due 2020

International Business Machines Corporation
November 14, 2013
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	November 14, 2013
Settlement Date	November 21, 2013 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Bookrunners	Barclays Bank PLC
Deutsche Bank AG, London Branch
Merrill Lynch International
Co-Managers	Mitsubishi UFJ Securities International plc
Standard Chartered Bank
Principal Amount	£750,000,000
Maturity	December 21, 2020
Interest Payment Date	December 21 of each year
First Payment Date	December 21, 2014
Benchmark Gilt	4.750% due March 7, 2020
Benchmark Gilt Yield	1.949% (semi-annual)
Spread to Benchmark Gilt	+80 bps
Yield to Maturity	2.749% (semi-annual)
Coupon	2.750%, accruing from November 21, 2013
Make-Whole Call	+15 bps spread to reference Gilt
Price to Public	99.883%
Underwriting Discount	0.30%
Price to Issuer	99.583%
Day Count	Actual / Actual (ICMA)
Minimum Denomination	£100,000 and multiples of £1,000
CUSIP / ISIN / Common Code	459200 HS3 / XS0996288717 / 099628871

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at 1-888-603-5847, Deutsche Bank AG, London Branch at 1-800-503-4611 or Merrill Lynch International at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on November 14, 2013 relating to its Prospectus dated July 26, 2013.